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                                                                   EXHIBIT 10.10


                    AMENDMENT TO DIRECTORS' STOCK OPTION PLAN
                              ADOPTED MAY 31, 2001


         RESOLVED, that the first sentence of Section 4(B) of the Hotel Reservations Network, Inc. Directors' Stock Option Plan is hereby amended in its entirety to read as follows:

             "Each Director shall receive upon initial election to office an Option to acquire 15,000 shares of Common Stock, and each Director shall thereafter annually on the date of the Company's Annual Meeting of Stockholders at which such Director is re-elected to office (provided such date is at least 12 months following such Director's initial election to office) receive an Option to acquire 10,000 shares of Common Stock, each such Option at a price equal to the Fair Market Value of the shares of Common Stock subject to such Option on the trading day immediately preceding the Grant Date."